Exhibit 3.3

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "ZAGG INC" FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF JUNE, A.D. 2016, AT 4:12 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6067611 8100F	Authentication: 202483973
SR# 20164433859	Date: 06-13-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:12 PM 06/13/2016 FILED 04:12 PM 06/13/2016 SR 20164433859 - File Number 6067611

CERTIFICATE OF INCORPORATION

OF

ZAGG INC

ARTICLE I

The name of the corporation is ZAGG Inc (the "Corporation").

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV

The total number of shares of common stock that the Corporation is authorized to issue is One Hundred Million (100,000,000) shares, with a par value of $0.001 per share.

ARTICLE V

The name of the Corporation's incorporator is Jeffrey M. Jones and the incorporator's mailing address is 111 East Broadway, Suite 900, Salt Lake City, Utah 84111.

ARTICLE VI

To the fullest extent permitted by the DGCL and any other applicable law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VII

The Corporation shall, to the fullest extent permitted by the DGCL, as the same may be amended or supplemented from time to time, indemnify any and all past, present and future directors and officers of the Corporation, and any other persons to which the DGCL permits this Corporation to provide indemnification ("Indemnified Persons"), from and against any and all costs, expenses (including attorneys' fees), damages, judgments, penalties, fines, punitive damages, excise taxes assessed with respect to an employee benefit plan and amounts paid in settlement in connection with any action, suit or proceeding, whether by or in the right of the Corporation, a class of its security holders or otherwise, in which the director or officer may be involved as a party or otherwise, by reason of the fact that such person was serving as a director, officer, employee or agent of the Corporation, including service with respect to an employee benefit plan. The Corporation is authorized to provide for the advancement of expenses to such Indemnified Persons as set forth in the Bylaws. The right of indemnification provided in this Article VII shall not be exclusive, and shall be in addition to any rights to which any person may otherwise be entitled by law, under the Bylaws of the Corporation, or under any agreement, vote of stockholders or directors, or otherwise. Any repeal or modification of this Article VII shall be prospective only, and shall not adversely affect the rights of any person referred to in this Article for or with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII

In furtherance of, and not in limitation of, the powers conferred by statute, the Corporation's Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (the "Bylaws") or adopt new Bylaws without any action on the part of the Corporation's stockholders; provided, however, that any Bylaw adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ARTICLE IX

The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") or the Bylaws, from time to time, to amend the Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by the DGCL or any other applicable taw, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

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IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation the 10th day of June, 2016.

/s/ Jeffrey M. Jones
Jeffrey M. Jones, Incorporator

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